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April 21, 1998                                              Press Release #090
Peachtree City, Georgia USA                              FOR IMMEDIATE RELEASE


               CROWN ANDERSEN INC. SETTLES KANSAS PROPERTY CASE


Crown Andersen Inc., the Peachtree City, Georgia-based manufacturer of engineered products to protect and restore the environment, announced today that it had reached an out of court settlement with the two bondholders (and plaintiffs in the legal case) for a 27.4 acre, 158,000 square feet industrial facility in Winfield, Kansas, formerly occupied by Struthers Thermo-Flood Corp., a former Crown Andersen subsidiary. Crown Andersen agreed to pay $2,300,000 to the bondholders, with $1,630,000 being paid immediately and $670,000 twelve months later. Crown Andersen will receive the proceeds from two escrow accounts totaling about $180,000, less pro-rata property taxes estimated at about $10,000 and pro-rata property insurance premiums estimated at another $10,000, leaving about $160,000 to apply to the settlement payment. The remaining $1,470,000 will be paid out of company cash resources or its bank credit line. In exchange for the payment, all litigation will stop, Crown Andersen will receive title to the property, buildings and equipment, and will collect all lease payments from occupants of the property (incoming lease payments are estimated at $120,000 per year). Crown Andersen will then be responsible for property tax (at about $20,000 per year) plus insurance premiums on the buildings and their contents, and necessary maintenance of the property. The incoming lease payments presently cover these costs, so that the transaction should have no ongoing adverse impact on Crown Andersen's financial statements. Crown Andersen will immediately begin negotiations to sell the property and buildings and all contents. A recent property appraisal valued the land only at about $800,000 and Crown Andersen expects to be able to sell the entire facility with buildings and equipment for about $1,500,000, perhaps by dividing it into two separate parcels. When the sale is successfully arranged, the financial impact on Crown Andersen will be a one-time loss of between $300,000 and $600,000, net of income taxes and sales expenses. The company plans to recognize this loss in its 3rd fiscal quarter ending June 30, 1998.

Commenting on the settlement for Crown Andersen, President Jack Brady said that the bond payments which were in dispute, and which had not been made by the now defunct Struthers group, totaled $1.9 million at a prevailing interest rate of about 11%. The litigation has gone on for more than seven years and the resultant interest in dispute thus exceeded $1.4 million. Legal costs exceeding $300,000 have already been written off against operating profits of the Crown Andersen divisions and there was no end in sight. Trial and appeals would have taken another three to five years and the buildings would deteriorate in value during that period, while interest claimed by the plaintiffs would increase. Industrial property demand in Kansas has recently seen an upturn, and Crown Andersen concluded it was time to settle this matter and get on with ongoing business. Brady said "We negotiated a settlement which neither party (Crown Andersen nor the plaintiffs) was particularly happy with, suggesting we each went as far as we could go without continuing litigation. We believe the effect on the 1998 Crown Andersen financial statements will be tolerable, the cash flow implication will not adversely affect ongoing operations, and for the shareholders it was clearly best, both economically and for market perception reasons, to settle now rather than continue with litigation."



                       FOR FURTHER INFORMATION CONTACT:
                  MILTON EMMANUELLI, CHIEF FINANCIAL OFFICER
    CROWN ANDERSEN INC., 306 DIVIDEND DRIVE, PEACHTREE CITY, GEORGIA 30269
                    Internet:  http://www.crownandersen.com